BLUEGREEN VACATIONS CORPORATION REPORTS FINANCIAL RESULTS

FOR THE FOURTH QUARTER AND FULL YEAR 2020

BOCA RATON, Florida (March 1,  2021) – Bluegreen Vacations Corporation (NYSE: BXG) ("Bluegreen" or the “Company") reported today its financial results for the quarter and year ended December 31,  2020.

Fourth Quarter 2020 Highlights:

•	Net income attributable to shareholders was $7.0 million in the current year fourth quarter compared to $10.6 million in the prior year quarter.

•	Earnings Per Share (“EPS”) was $0.10 in the current year fourth quarter, compared to $0.14 in the prior year quarter.
•	Adjusted EBITDA attributable to shareholders decreased to $19.8 million in the current year fourth quarter, compared to $30.0 million in the prior year quarter.
•

Total revenue increased to $151.2 million in the current year quarter from $144.6 million in the third quarter of 2020, but decreased from the $183.9 million total revenue in the prior year fourth quarter.

•

System-wide sales of vacation ownership interests (“VOIs”) increased to $112.2 million in the current year fourth quarter from $104.3 million in the third quarter of 2020, but decreased from $155.5 million in the prior year fourth quarter.

•

The current year quarter’s results were adversely affected by the economic impact of the COVID-19 pandemic. In response to the pandemic, Bluegreen had temporarily closed all of its VOI sales centers in the last week of March 2020 but by December 31, 2020, the Company:

o	was operating marketing kiosks at 98 Bass Pro Shops and Cabela’s stores, including 10 new Cabela’s locations;
o	had reactivated the Choice Hotels call transfer program;
o	had reopened all of its resorts (resort occupancy rates for the fourth quarter of 2020 at resorts with sales centers was approximately 71%, compared to 80% in the fourth quarter of 2019);
o	and reopened all but two of its VOI sales centers.
•	Average sales volume per guest (“VPG”) increased 8% in the current year quarter compared to the fourth quarter of 2019.
•	The Company completed a private offering and sale of approximately $131.0 million of VOI receivable-backed notes in October 2020.

Full Year 2020 Highlights:

•	Net income attributable to shareholders was $8.2 million in 2020 compared to $34.9 million in 2019.

•	EPS was $0.11 in 2020, compared to $0.47 in 2019.
•	Adjusted EBITDA attributable to shareholders decreased to $49.4 million in 2020, compared to $121.8 million in 2019.
•	Total revenue decreased to $521.1 million in 2020 from $740.2 million in 2019.
•	System-wide sales of VOIs decreased to $367.0 million in 2020 from $619.1 million in 2019.
•	Free cash flow increased to $70.8 million in 2020, an increase of 54% from $46.1 million in 2019.

Alan B. Levan, Chairman, President and Chief Executive Officer of Bluegreen, commented, “We continue to be encouraged by the results of our ongoing focus on safely reopening our resorts and our sales and marketing operations after closing substantially all of these operations in March 2020 in response to the COVID-19 pandemic.    We are very pleased with the pace of the rebound in our fourth quarter system-wide sales of VOIs, which at $112.2 million increased 7.6% from our system-wide sales of $104.3 million in the third quarter of 2020. In addition, our total revenue in the fourth quarter increased 4.6% from the third quarter of 2020.  We believe that these were positive developments not only because they were achieved despite the continued impact of the COVID-19 pandemic, but also because the fourth quarter typically is a seasonally lower volume quarter than the third quarter.  We believe that our consistent strategy for the past 27 years of having a primarily “drive-to” network of resorts has helped us achieve good levels of occupancy despite the pandemic, achieving a  71% total occupancy rate in the fourth-quarter 2020 at our resorts with sales centers, compared to 80% during the same period last year. Further, the Company posted its second quarter of consecutive profitability post-pandemic, generating $19.8 million in consolidated adjusted EBITDA attributable to shareholders and $7.0 million in net income attributable to shareholders in the fourth quarter.  While there continues to be challenges ahead, these results are indicative of what we hope to continue to deliver through the “Bluegreen Renewal” initiative. Launched in fourth quarter of 2019, Bluegreen Renewal is a Company-wide initiative with the goal of revitalizing our sales and revenue growth and better managing our expenses. We believe that these initiatives have helped us navigate the ongoing COVID-19 pandemic and believe that this focus on growth and expense management positions us to profitably grow in the future after the impact of the pandemic subsides. However, it goes without saying that this continues to be an unprecedented event in the United States, and it is currently impossible to predict the duration or severity of the pandemic or if and when the economy and our business will return to pre-pandemic levels.”

Mr. Levan continued, “As discussed in more detail in a separate press release, starting in the fourth quarter of 2019 and throughout 2020, we have redesigned and enhanced our sales and marketing infrastructure as part of the Bluegreen Renewal initiative investing in refreshing the physical appearance of our sales centers and marketing materials throughout the Company and our strategy includes pursuing a regional focus with each region led by senior vice presidents, each of whom have over 20 years of timeshare sales and marketing experience.  In addition, we relocated our national sales leadership to Knoxville, TN, a central hub to Bluegreen’s sales and marketing footprint, headed by industry-veteran, Dusty Tonkin, as Bluegreen’s Executive Vice President, Chief Sales and Marketing Officer.  Most importantly, we believe this strategy has made Bluegreen more agile to take advantage of opportunities for sales and marketing expansion in each region as market conditions allow.”

Mr. Levan concluded, “We are also pleased to report the continuing rebound in our vacation package sales despite the COVID-19 pandemic.  We sold over 43,000 vacation packages in the fourth quarter, compared to approximately 55,000 in the fourth quarter of 2019.  We’ve recommenced our marketing operations at 98 Bass Pro Shops and Cabela’s stores, including opening marketing kiosks at 10 new Cabela’s stores, and anticipate operating marketing kiosks in over 120 Bass Pro and Cabela’s store locations by the end of 2021.  The Bass Pro/Cabela’s vacation package program now exceeds pre-pandemic volumes in the aggregate, and we look forward to the growth in VOI sales that we hope will follow from the growth in package sales.  We also value our relationship with Choice Hotels and the historically successful call-transfer program with Choice.  While this program continues to run at volumes commensurate with lower travel due to COVID-19, we believe that volumes of vacation packages sold through this program will return to historical levels as travel recovers.”

Financial Results

(dollars in millions, except per share data)

	Three Months Ended December 31,				Year Ended December 31,
	2020	2019	Change		2020	2019	Change

Total revenue	$151.2	$183.9	(17.8)%		$521.1	$740.2	(29.6)%
Income before non-controlling interest and provision for income taxes	$12.5	$15.7	(20.4)%		$18.8	$58.3	(67.8)%
Net income attributable to shareholders	$7.0	$10.6	(34.0)%		$8.2	$34.9	(76.5)%
Earnings per share basic and diluted	$0.10	$0.14	(28.6)%		$0.11	$0.47	(76.6)%
Adjusted EBITDA Attributable to Shareholders (1)	$19.8	$30.0	(34.0)%		$49.4	$121.8	(59.4)%
Capital-light revenue (2) as a percentage of total revenue	63.8%	61.0%	280	bp	66.7%	67.7%	(100)	bp

(1)	See Appendix for reconciliation of Adjusted EBITDA Attributable to Shareholders to Net Income Attributable to Shareholders.
(2)

Bluegreen's "capital-light" revenue includes revenue from sales of VOIs under fee-based sales and marketing arrangements, just-in-time inventory acquisition arrangements, and secondary market arrangements, as well as other fee-based services revenue and cost reimbursements revenue.

Adjusted EBITDA was $19.8 million, including $22.5 million generated from the Sales of VOIs and Financing Segment and $16.0 million produced by the Resort Operations and Club Management segment, partially offset by $18.7 million spent on corporate overhead and other expenses.   Please see discussion of Segment Results below for further information.

Segment Results

Sales of VOIs and Financing Segment

(dollars in millions, except per guest and per transaction amounts)

	Three Months Ended December 31,				Year Ended December 31,
	2020	2019	Change		2020	2019	Change

System-wide sales of VOIs	$112.2	$155.5	(27.8)%		$367.0	$619.1	(40.7)%
Segment adjusted EBITDA	$22.5	$35.2	(36.1)%		$46.9	$143.6	(67.3)%
Sales offices	24	26	(7.7)%		24	26	(7.7)%
Sales offices selling to new prospects	18	19	(5.3)%		18	19	(5.3)%
Guest Tours	37,779	56,662	(33.3)%		120,801	235,842	(48.8)%
Average sales price per transaction	$17,213	$15,359	12.1%		$16,586	$15,307	8.4%
Selling and marketing expenses, as a % of system-wide sales of VOIs	55.1%	53.4%	170	bp	59.2%	51.9%	730	bp
Sales to tour conversion ratio	17.3%	18.0%	(70)	bp	18.4%	17.3%	110	bp
Sales volume per guest ("VPG")	$2,976	$2,758	7.9%		$3,046	$2,642	15.3%
Number of Bass Pro and Cabela's marketing locations	98	83	18.1%		98	83	18.1%
Number of vacation packages outstanding, beginning of the period (1)	134,619	163,205	(17.5)%		169,294	163,100	3.8%
Number of vacation packages sold	43,632	54,898	(20.5)%		131,970	205,161	(35.7)%
Number of vacation packages outstanding, end of the period (1)	121,915	169,294	(28.0)%		121,915	169,294	(28.0)%
Provision for loan losses	17.5%	19.0%	(150)	bp	24.7%	17.9%	680	bp
Cost of VOIs sold	8.0%	6.2%	180	bp	7.8%	8.6%	(80)	bp
Financing revenue, net of financing expense	$15,226	$15,353	(0.8)%		$61,883	$60,454	2.4%

(1)

Excludes vacation packages sold to customers more than one year prior to the period presented and vacation packages sold to customers who had already toured but purchased an additional vacation package.

System-wide sales of VOIs

System-wide sales of VOIs were $112.2 million during the three months ended December 31, 2020.   As discussed above, all of the Company’s VOI sales centers were temporarily closed on March 23, 2020.  By the fourth quarter of 2020, the Company reopened all but two of its VOI sales centers and one of those two VOI sales centers was consolidated into another sales center due to local occupancy restrictions. System-wide sales of VOIs depend on the number of guests who attend a timeshare sale presentation, with each such guest counted as a “tour” that the Company can potentially convert into a sale of a VOI.  The number of guest tours is driven by the number of existing owner guests the Company has staying at a resort with a sales center and the number of new guest arrivals that agree to attend a sales presentation. As a result of the COVID-19 pandemic, the number of guests and owners willing to travel decreased significantly, which lowered the number of completed tours.    As a result, the sales mix for the fourth quarter of 2020 was heavily weighted toward sales to existing owners at 63% of system-wide sales of VOIs.

Fee-based sales commission revenue

Fee-based sales commission revenue was $25.3 million, approximately 65% of third-party VOI sales during the current fourth year quarter.  Third-party VOI sales were 35% of system-wide sales during the quarter, which was lower than is typical. Third-party VOI sales which are more often made at sales centers selling to new prospects were more significantly impacted by the COVID-19 pandemic.

Selling and Marketing Expenses

Selling and marketing expenses were 55% of system-wide sales of VOIs during the current year fourth quarter as compared to 53% during the prior year quarter.  As of December 31, 2020, the Company had recommenced marketing operations at 88 Bass Pro and Cabela’s locations and marketing operations commenced at 10 additional Cabela’s stores, for a total of 98 Bass Pro Shops and Cabela’s stores.  These stores sell vacation packages to drive marketing guests to sales offices in the future.  In addition, the Company restarted its call transfer marketing program with Choice Hotels, although the volume of packages sold through continue to be adversely impacted by the COVID-19 pandemic.

During the fourth quarter of 2020 we sold 43,632 vacation packages, compared to 54,898 vacation packages sold in the fourth quarter of 2019.   This decrease reflects lower vacation package sales through the Choice program and other programs that were reduced or terminated, partially offset by an increase of 7% in vacation package sales through the Bass Pro and Cabela’s channel.  The active pipeline of frontline vacation packages decreased to 121,915 at December 31, 2020 from 134,619 at September 30, 2020 and 169,294 at December 31, 2019, based on new vacation package sales during the quarter and net of vacation packages used or expired.  Historically, approximately 42% of vacation packages resulted in a timeshare tour at one of Company’s resorts with a sales center within twelve months of purchase.  In addition to the active pipeline discussed above,  the Company also has a pipeline of vacation packages from customers who have already toured but purchased an additional vacation package and over 100,000 vacation packages that were purchased over 12 months prior to December 31, 2020.  The Company has several programs in place to attempt to reactivate those vacation packages to promote future travel and in turn potential future VOI sales.

As recently announced, Bluegreen returned as the entitlement sponsor for The Bluegreen Vacations Duel At DAYTONA, a pair of 150-mile qualifying races for the DAYTONA 500 at Daytona International Speedway.  Bluegreen believes that this sponsorship and other aspects of its relationship with NASCAR provide Bluegreen’s owners with experiences at NASCAR races that will be a driver of additional upgrade sales as well as to provide the Company an opportunity to introduce its resorts and destinations to NASCAR fans.

Provision for Loan Losses

The provision for loan losses varies based on the amount of financed, non fee-based sales during the period and changes in our estimates of future notes receivable performance for existing and newly originated loans. The provision for loan losses as a percentage of gross sales of VOIs was 18% during the fourth quarter of 2020 compared to 19% during the 2019 quarter. The provision for new loans generated during the fourth quarter of 2020 was 24%, which was consistent with the prior year quarter.

The COVID-19 pandemic has had a material adverse impact on unemployment in the United States and economic conditions in general and the impact may continue for some time.  The Company believes that the COVID-19 pandemic will continue to have an impact on the collectability of its VOI notes receivable.  Accordingly, the Company increased its estimate of defaults for the 2021 year based on its historical experience, forbearance requests received from its customers, and other factors, including, but not limited to, the seasoning of the notes receivable and FICO scores of the customers; however there is no assurance that the allowance for loan losses will prove to be adequate.

The Company continues to monitor and address the activity of so-called third-party timeshare exit firms and aggressively pursue its previously announced “zero tolerance strategy” in an effort to protect Bluegreen’s timeshare owners against the unscrupulous actions of these firms.  Some of these firms have increased their activities during the COVID-19 pandemic and the Company will continue to consider appropriate courses of action regarding this industry-wide issue.  As previously announced, Bluegreen and the bankruptcy trustee for American Resort Management Group (“ARMG”), one of the so-called timeshare exit firms, ultimately entered into a court-approved settlement in connection with Bluegreen’s suit against ARMG which allowed 100% of Bluegreen’s claims against ARMG in an amount in excess of one million dollars.    Bluegreen and the Trustee consider this matter a victory for the timeshare owners. In this regard, Bluegreen has agreed to work with the timeshare owners defrauded by ARMG to take back or process transfers of their timeshare interests. Bluegreen has also agreed to subordinate its claims against ARMG to the claims against ARMG by the timeshare owners, who have sought refunds of the fees paid to ARMG.

Net Carrying Cost of Inventory

Net carrying cost of inventory increased $2.3 million or 45% in the fourth quarter of 2020 compared to the fourth quarter of 2019, primarily due to decreased rentals of developer inventory, decreased sampler stays due to decreased travel associated with the COVID-19 pandemic and increased maintenance fees and developer subsidies associated with our increase in VOI inventory as a result of reduced sales during the period.

General and Administrative Expense

General and Administrative Expense related to the Company’s sales and marketing operations decreased $1.5 million or 15% as compared to the fourth quarter of 2019, primarily due to steps taken by the Company to mitigate costs during this period of reduced sales.

Financing Revenue, net of Financing Expense

Interest income on VOI notes receivable decreased 3.7% to $19.3 million in the fourth quarter of 2020 compared to the fourth quarter of 2019,  primarily reflecting lower notes receivable balances as a result of lower VOI sales due to the COVID-19 pandemic.  Interest expense on receivable-backed notes payable decreased 17.7% to $4.2 million in the fourth quarter of 2020 compared to the fourth quarter of 2019, primarily due to lower outstanding receivable-backed debt balances and  a lower weighted-average cost of borrowings due to lower market interest rates.

Resort Operations and Club Management Segment

(dollars in millions)

	Three Months Ended December 31,			Year Ended December 31,
	2020	2019	% Change	2020	2019	% Change

Resort operations and club management
revenue	$43.7	$42.0	4.0%	$168.6	$174.9	(3.6)%
Segment adjusted EBITDA	$16.0	$14.9	7.4%	$65.4	$59.9	9.2%
Resorts managed	49	49	—%	49	49	—%

In the fourth quarter of 2020, resort operations and management club revenue increased by $1.7 million, or 4%, to $43.7 million from $42.0 million in the prior year quarter, due to an increase in cost reimbursement revenue while not impacting segment adjusted EBITDA.  Net of cost reimbursement revenue, resort operations and club management revenues decreased 4% as a result of decreases in revenues from our Traveler Plus program, other owner programs, resort retail operations and third-party rental commissions largely, Bluegreen believes, as a result of lower activity due to the COVID-19 pandemic. However, segment adjusted EBITDA increased 7% to $16.0 million in the fourth quarter of 2020 from $14.9 million in the comparable prior year period, driven primarily by lower costs incurred during the fourth quarter of 2020 costs due to steps taken to reduce costs in the first quarter of 2020 and lower Traveler Plus program costs, costs of other owner programs and costs of resort retail operations.

Corporate and Other

Adjusted EBITDA related to Corporate and Other decreased 7% to $(18.7) million in the fourth quarter of 2020 compared to $(20.2) million in the fourth quarter of 2019, primarily due to steps taken in the first quarter of 2020 to reduce costs.

Balance Sheet and Liquidity

As of December 31, 2020, unrestricted cash and cash equivalents totaled $203.7 million.  Excluding receivable-backed notes payable, the Company’s net debt-to-EBITDA ratio as of December 31, 2020 was 0.16.

Subject to eligible collateral and the terms of the facilities, the Company had approximately $292.0 million of availability under its receivable-backed purchase and credit facilities, and corporate credit line as of December 31, 2020. During 2020, the Company repaid the  $60.0 million previously drawn down in March 2020 under its line-of credit as a precautionary measure to provide the Company liquidity due to COVID-19. Further, in October 2020, the Company completed a private offering and sale of approximately $131.0 million of VOI receivable-backed Notes (the "2020-A Term Securitization").  As a result of the 2020-A Term Securitization, availability under the Company’s receivable-backed purchase and credit facilities and corporate credit line increased $82.1 million as of October 8, 2020, subject to eligible collateral and the terms of the facilities, as applicable.

Free cash flow, which the Company defines as cash flow from operating activities less capital expenditures, was $70.8 million for 2020, compared to $46.1 million for 2019. The increase in free cash flow was primarily due to a decrease in the settlement payments made to Bass Pro pursuant to the agreement entered into in June 2019.  The Company paid Bass Pro a $20.0 million initial settlement payment in June 2019, as compared to a $4.0 million settlement installment payment made to Bass Pro in January 2020.  In addition, income tax payments decreased $23.1 million, spending on the acquisition and development of inventory decreased $22.5 million and the purchase of property and equipment decreased $16.8 million during 2020 as compared to 2019.  These increases in free cash flow were partially offset by lower cash sales and down payments from customers associated with the closure of VOI sales centers in response to the COVID-19 pandemic.

Non-GAAP Financial Measures

The Company refers to certain non-GAAP financial measures in this press release, including system-wide sales of VOIs, adjusted EBITDA attributable to shareholders and free cash flow.  Please see the supplemental tables and definitions attached herein for additional information and reconciliation of such non-GAAP financial measures.

About Bluegreen Vacations Corporation: Bluegreen Vacations Corporation (NYSE: BXG) is a leading vacation ownership company that markets and sells vacation ownership interests and manages resorts in popular leisure and urban destinations. The Bluegreen Vacation Club is a flexible, points-based, deeded vacation ownership plan with 68 Club and Club Associate Resorts and access to nearly 11,300 other hotels and resorts through partnerships and exchange networks. Bluegreen Vacations also offers a portfolio of comprehensive, fee-based resort management, financial, and sales and marketing services to, or on behalf of, third parties. Bluegreen Vacations Corporation is approximately 93% owned by Bluegreen Vacations Holding Corporation (NYSE: BVH) (OTCQX: BVHBB), a Florida-based holding company.  For further information about Bluegreen Vacations Corporation, please visit www.BluegreenVacations.com.

About Bluegreen Vacations Holding Corporation: Bluegreen Vacations Holding Corporation (NYSE: BVH) (OTCQX: BVHBB) (formerly BBX Capital Corporation), is a Florida-based holding company whose sole investment is its approximate 93% ownership interest of Bluegreen Vacations Corporation (NYSE: BXG).  For further information, please visit www.BVHcorp.com.

Bluegreen Vacations Corporation Contact

Investor Relations: Leo Hinkley, Managing Director, Investor Relations Officer

Telephone: 954-940-5336  Email: Leo.Hinkley@BluegreenVacations.com

###

Forward-Looking Statements

Certain statements in this press release are "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. All statements, other than statements of historical fact, are forward-looking statements.  Forward-looking statements are based on current expectations of management and can be identified by the use of words such as “believe”, “may”, “could”, “should”, “plans”, “anticipates”, “intends”, “estimates”, “expects”, and other words and phrases of similar impact.  Forward-looking statements involve a number of risks, uncertainties and other factors, many of which are beyond our control, that may cause actual results or performance to differ from those set forth or implied in the forward-looking statements. These risks and uncertainties include, without limitation, risks relating to public health issues, including in particular the COVID-19 pandemic and the effects of the pandemic, including resort closures, travel and business restrictions, volatility in the international and national economy and credit markets, worker absenteeism, quarantines and other health related restrictions; the length and severity of the COVID-19 pandemic and our ability to successfully resume full business operations thereafter; governmental and agency orders, mandates and guidance in response to the COVID-19 pandemic and the duration thereof, which is uncertain and will impact our ability to fully utilize resorts and operate sales centers and other marketing activities; the pace of recovery following the COVID-19 pandemic; the risk that resorts and sales operations, including those at Bass Pro and Cabela’s store locations, may be subject to additional closures in the future, particularly in locations where COVID-19 cases have increased; competitive conditions; our liquidity and the availability of capital; our ability to successfully implement our strategic plans and initiatives to navigate the COVID-19 pandemic; risks that default rates may increase and exceed the Company’s expectations, including due to the impact on consumers of the COVID-19 pandemic and if our efforts to address the actions of timeshare exit firms and the increase in default rates associated therewith are not successful; risks related to our indebtedness, including the  potential for accelerated maturities and debt covenant violations; the risk of heightened litigation as a result of actions taken in response to the COVID-19 pandemic; the impact of the COVID-19 pandemic on our operations and our payment of regular or special dividends in the future, including that we have suspended the payment of regular quarterly cash dividends due to the impact of the COVID-19 pandemic, and the payment of dividends may not be resumed (or, if resumed, the amounts thereof may not be consistent with historical rates); the impact of the COVID-19 pandemic on consumers, including their income, their level of  discretionary spending both during and after the pandemic, and their views towards travel and the vacation ownership industries; the risk that our strategic alliances and arrangements, including our marketing arrangements with Bass Pro and the Choice Hotels program and our relationship with NASCAR and sponsorship of the Duel at Daytona race, may not result in the benefits anticipated, including increased VOI sales and that sales from the Choice Hotels program may not return to pre-pandemic levels; risks associated with the Bluegreen Renewal initiative, including that the initiative and expenses associated therewith, including with respect to sales centers and marketing activities, may not result in increased sales or revenues or otherwise in the benefits anticipated;  the risk that the improvement in operating results in the fourth quarter of 2020 compared to the third quarter of 2020 may not be maintained or continue; the risk that vacation package sales may not convert to tours and/or VOI sales at anticipated or historical rates; the risk that our allowance for loan losses may not be adequate and, accordingly, may need to be further increased in the future;  our ability to successfully implement our strategic plans and initiatives, generate earnings and long-term growth; and the additional risks and uncertainties described in Bluegreen's filings with the Securities and Exchange Commission, including, without limitation, those described in the “Risk Factors” section of Bluegreen’s Annual Report on Form 10-K for the year ended December 31, 2020, which is expected to be filed on or about March 1, 2021.  Bluegreen cautions that the foregoing factors are not exclusive. You should not place undue reliance on any forward-looking statement, which speaks only as of the date made. Bluegreen does not undertake, and specifically disclaims any obligation, to update or supplement any forward-looking statements.  In addition, past performance may not be indicative of future results.

FINANCIAL SCHEDULES

BLUEGREEN VACATIONS CORPORATION

CONSOLIDATED STATEMENTS OF OPERATIONS

AND COMPREHENSIVE INCOME

(In thousands, except for per share data)

	For the Three Months Ended		For the Years Ended
	December 31,		December 31,
	2020	2019	2020	2019
	Unaudited
Revenue:
Gross sales of VOIs	$73,409	$85,242	$230,938	$311,076
Provision for loan losses	(12,858)	(16,218)	(56,941)	(55,701)
Sales of VOIs	60,551	69,024	173,997	255,375

Fee-based sales commission revenue	25,346	46,799	89,965	207,832
Other fee-based services revenue	28,265	31,229	111,823	125,244
Cost reimbursements	17,651	14,956	64,305	63,889
Interest income	19,376	21,938	81,022	87,902
Other income, net	—	—	—	—
Total revenue	151,189	183,946	521,112	740,242

Costs and expenses:
Cost of VOIs sold	4,863	4,304	13,597	21,845
Cost of other fee-based services	18,327	19,527	79,434	83,440
Cost reimbursements	17,651	14,956	64,305	63,889
Selling, general and administrative expenses	89,197	114,692	311,625	472,356
Interest expense	7,303	9,583	31,980	39,538
Other expense, net	1,386	5,138	1,342	910
Total costs and expenses	138,727	168,200	502,283	681,978

Income before non-controlling interest and
provision for income taxes	12,462	15,748	18,829	58,264
Provision for income taxes	2,139	3,016	3,212	12,140
Net income	10,323	12,732	15,617	46,124
Less: Net income attributable to non-controlling interest	3,371	2,178	7,392	11,273
Net income attributable to Bluegreen
Vacations Corporation shareholders	$6,952	$10,554	$8,225	$34,851

Comprehensive income attributable to
Bluegreen Vacations Corporation
shareholders	$6,952	$10,554	$8,225	$34,851

BLUEGREEN VACATIONS CORPORATION

CONSOLIDATED STATEMENTS OF OPERATIONS

AND COMPREHENSIVE INCOME

(In thousands, except for share and per share data)

	For the Three Months Ended		For the Years Ended
	December 31,		December 31,
	2020	2019	2020	2019
	Unaudited
Earnings per share attributable to Bluegreen Vacations Corporation shareholders - Basic and diluted	$0.10	$0.14	$0.11	$0.47

Weighted average number of common shares outstanding:
Basic and diluted	72,485	74,418	72,878	74,439

Cash dividends declared per share	$—	$0.13	$1.32	$0.64

BLUEGREEN VACATIONS CORPORATION

CONSOLIDATED STATEMENTS OF CASH FLOWS

(In thousands)

	For the Year Ended
	December 31,
	2020	2019
Operating activities:
Net income	$15,617	$46,124
Adjustments to reconcile net income to net cash provided
by operating activities:
Depreciation and amortization	19,231	18,992
Loss on disposal of property and equipment	1,247	3,909
Provision for loan losses	56,941	55,701
(Benefit) provision for deferred income taxes	(5,100)	1,448
Changes in operating assets and liabilities:
Notes receivable	(17,722)	(65,910)
Prepaid expenses and other assets	22,186	(2,706)
Inventory	(185)	(12,788)
Accounts payable, accrued liabilities and other, and
deferred income	(13,663)	25,788
Net cash provided by operating activities	78,552	70,558

Investing activities:
Purchases of property and equipment	(7,704)	(24,475)
Proceeds from sale of property and equipment	190	4,880
Proceeds from repayment of related party loan	80,000	—
Net cash used in investing activities	72,486	(19,595)

Financing activities:
Proceeds from borrowings collateralized
by notes receivable	187,172	99,671
Payments on borrowings collateralized by notes receivable	(214,785)	(137,468)
Proceeds from borrowings under line-of-credit facilities
and notes payable	80,000	99,292
Payments under line-of-credit facilities and notes payable	(87,917)	(86,784)
Payments of debt issuance costs	(3,194)	(3,332)
Repurchase and retirement of common stock	(11,741)	(835)
Distributions to non-controlling interest	(4,900)	(7,350)
Dividends paid	(95,923)	(47,645)
Net cash used in financing activities	(151,288)	(84,451)
Net (decrease) increase in cash and cash equivalents
and restricted cash	(250)	(33,488)
Cash, cash equivalents and restricted cash at the beginning of period	239,646	273,134
Cash, cash equivalents and restricted cash at end of period	$239,396	$239,646

Supplemental schedule of operating cash flow information:
Interest paid, net of amounts capitalized	$29,671	$34,945
Income taxes (received) paid	$(7,504)	$15,567

BLUEGREEN VACATIONS CORPORATION

CONSOLIDATED BALANCE SHEETS

(In thousands, except for per share data)

	December 31,	December 31,
	2020	2019
ASSETS
Cash and cash equivalents	$203,668	$190,009
Restricted cash ($20,469 and $22,534 in VIEs at December 31, 2020
and December 31, 2019, respectively)	35,728	49,637
Notes receivable	551,393	589,198
Less: Allowance for loan losses	(142,044)	(140,630)
Notes receivable, net ($292,021 and $292,590 in VIEs
at December 31, 2020 and December 31, 2019, respectively)	409,349	448,568
Inventory	347,122	346,937
Prepaid expenses	9,320	10,501
Other assets	31,378	52,731
Operating lease assets	34,325	20,858
Intangible assets, net	61,431	61,515
Loan to related party	—	80,000
Property and equipment, net	90,049	99,262
Total assets	$1,222,370	$1,360,018

LIABILITIES AND SHAREHOLDERS' EQUITY
Liabilities
Accounts payable	$10,604	$16,653
Accrued liabilities and other	98,471	103,948
Operating lease liabilities	35,783	22,124
Deferred income	15,745	18,074
Deferred income taxes	87,404	92,504
Receivable-backed notes payable - recourse	38,500	78,569
Receivable-backed notes payable - non-recourse (in VIEs)	355,833	344,246
Lines-of-credit and notes payable	138,386	146,160
Junior subordinated debentures	72,932	72,081
Total liabilities	853,658	894,359

Commitments and Contingencies

Shareholders' Equity
Common stock, $0.01 par value, 100,000,000 shares authorized; 72,484,293 shares issued and outstanding at December 31, 2020 and 74,362,693 shares
issued and outstanding at December 31, 2019	725	744
Additional paid-in capital	257,812	269,534
Retained earnings	58,149	145,847
Total Bluegreen Vacations Corporation shareholders' equity	316,686	416,125
Non-controlling interest	52,026	49,534
Total shareholders' equity	368,712	465,659
Total liabilities and shareholders' equity	$1,222,370	$1,360,018

BLUEGREEN VACATIONS CORPORATION

ADJUSTED EBITDA RECONCILIATION

	For the Three Months Ended December 31,		For the Year Ended December 31,
(in thousands)	2020	2019	2020	2019
Net income attributable to shareholders	$6,952	$10,554	$8,225	$34,851
Net income attributable to the non-controlling interest in Bluegreen/Big Cedar Vacations	3,371	2,178	7,392	11,273
Net Income	10,323	12,732	15,617	46,124
Add: Depreciation and amortization	3,883	3,661	15,563	14,114
Less: interest income (other than interest earned on VOI notes receivable)	(96)	(1,754)	(3,484)	(7,191)
Add: Interest expense - corporate and other	3,098	4,471	15,030	19,035
Add: Franchise taxes	51	22	169	193
Add: provision for income taxes	2,139	3,016	3,212	12,140
EBITDA	19,398	22,148	46,107	84,415
Loss (gain) on assets held for sale	921	5,802	1,247	3,656
Add: Severance and other (1)	2,923	4,343	9,659	6,267
Add: Bass Pro settlement	—	—	—	39,121
Adjusted EBITDA	23,242	32,293	57,013	133,459
Adjusted EBITDA attributable to the non-controlling interest in Bluegreen/Big Cedar Vacations	(3,435)	(2,330)	(7,596)	(11,670)
Adjusted EBITDA attributable to shareholders	$19,807	$29,963	$49,417	$121,789

(1)	Severance and other consisted of severance, net of employee retention credits, a special bonus paid to all non-executive employees during the fourth quarter and COVID-19 incremental costs.

BLUEGREEN VACATIONS CORPORATION

SEGMENT ADJUSTED EBITDA SUMMARY

	For the Three Months Ended December 31,		For the Year Ended December 31,
(in thousands)	2020	2019	2020	2019
Adjusted EBITDA - sales of VOIs and financing	$22,518	$35,235	$46,909	$143,581
Adjusted EBITDA - resort operations and club management	16,005	14,895	65,435	59,878
Total Segment Adjusted EBITDA	38,523	50,130	112,344	203,459
Less: Corporate and other	(18,716)	(20,167)	(62,927)	(81,670)
Total Adjusted EBITDA attributable to shareholders	$19,807	$29,963	$49,417	$121,789

BLUEGREEN VACATIONS CORPORATION

SALES OF VOIs AND FINANCING SEGMENT- ADJUSTED EBITDA

	For the Three Months Ended December 31,
	2020		2019
	Amount	% of System- wide sales of VOIs(5)	Amount	% of System- wide sales of VOIs(5)
(dollars in thousands)
Developed VOI sales (1)	$49,112	44%	$100,065	64%
Secondary Market sales	24,551	22	59,798	38
Fee-Based sales	38,793	35	70,239	45
JIT sales	6,441	6	3,687	2
Less: Equity trade allowances (6)	(6,695)	(7)	(78,308)	(49)
System-wide sales of VOIs	112,202	100%	155,481	100%
Less: Fee-Based sales	(38,793)	(35)	(70,239)	(45)
Gross sales of VOIs	73,409	65	85,242	55
Provision for loan losses (2)	(12,858)	(18)	(16,218)	(19)
Sales of VOIs	60,551	54	69,024	44
Cost of VOIs sold (3)	(4,863)	(8)	(4,304)	(6)
Gross profit (3)	55,688	92	64,720	94
Fee-Based sales commission revenue (4)	25,346	65	46,799	67
Financing revenue, net of financing expense	15,226	14	15,353	10
Other (expense) income, net	(623)	(1)	1,337	1
Other fee-based services - title operations, net	1,382	1	2,014	1
Net carrying cost of VOI inventory	(7,219)	(6)	(4,963)	(3)
Selling and marketing expenses	(61,810)	(55)	(83,011)	(53)
General and administrative expenses - sales and marketing	(7,975)	(7)	(9,435)	(6)
Operating profit - sales of VOIs and financing	20,015	18%	32,814	21%
Add: Depreciation	1,405		1,541
Add: Severance	475		822
Add: Loss on assets held for sale	623		58
Adjusted EBITDA - sales of VOIs and financing	$22,518		$35,235

(1)	Developed VOI sales represent sales of VOIs acquired or developed by us as part of our developed VOI business. Developed VOI sales do not include Secondary Market sales, Fee-Based sales or JIT sales.
(2)	Percentages for provision for loan losses are calculated as a percentage of gross sales of VOIs, which excludes Fee-Based sales (and not as a percentage of system-wide sales of VOIs).
(3)	Percentages for costs of VOIs sold and gross profit are calculated as a percentage of sales of VOIs (and not as a percentage of system-wide sales of VOIs).
(4)	Percentages for Fee-Based sales commission revenue are calculated as a percentage of Fee-Based sales (and not as a percentage of system-wide sales of VOIs).
(5)	Represents the applicable line item, calculated as a percentage of system-wide sales of VOIs, unless otherwise indicated in the above footnotes.
(6)

Equity trade allowances are amounts granted to customers upon trading in their existing VOIs in connection with the purchase of additional VOIs.  Equity trade allowances were generally eliminated in June 2020 with certain exceptions.

BLUEGREEN VACATIONS CORPORATION

SALES OF VOIs AND FINANCING SEGMENT- ADJUSTED EBITDA

	For the Years Ended December 31,
	2020		2019
	Amount	% of System- wide sales of VOIs(5)	Amount	% of System- wide sales of VOIs(5)
(dollars in thousands)
Developed VOI sales (1)	$177,508	48%	$355,353	57%
Secondary Market sales	117,023	32	234,883	38
Fee-Based sales	136,060	37	308,032	50
JIT sales	25,911	7	11,641	2
Less: Equity trade allowances (6)	(89,504)	(24)	(290,801)	(47)
System-wide sales of VOIs	366,998	100%	619,108	100%
Less: Fee-Based sales	(136,060)	(37)	(308,032)	(50)
Gross sales of VOIs	230,938	63	311,076	50
Provision for loan losses (2)	(56,941)	(25)	(55,701)	(18)
Sales of VOIs	173,997	47	255,375	41
Cost of VOIs sold (3)	(13,597)	(8)	(21,845)	(9)
Gross profit (3)	160,400	92	233,530	91
Fee-Based sales commission revenue (4)	89,965	66	207,832	67
Financing revenue, net of financing expense	61,883	17	60,454	10
Other (expense) income, net	(942)	—	3,068	—
Other fee-based services, title operations and other, net	3,745	1	7,274	1
Net carrying cost of VOI inventory	(34,626)	(9)	(23,816)	(4)
Selling and marketing expenses	(217,408)	(59)	(321,216)	(52)
General and administrative expenses - sales and marketing	(27,347)	(7)	(70,258)	(11)
Operating profit - sales of VOIs and financing	35,670	10%	96,868	16%
Add: Depreciation and amortization	5,852		6,118
Add: Severance and other	4,445		1,416
Add: Bass Pro Settlement	—		39,121
Add: Loss on assets held for sale	942		58
Adjusted EBITDA - sales of VOIs and financing	$46,909		$143,581

(1)	Developed VOI sales represent sales of VOIs acquired or developed by us as part of our developed VOI business. Developed VOI sales do not include Secondary Market sales, Fee-Based sales or JIT sales.
(2)	Percentages for provision for loan losses are calculated as a percentage of gross sales of VOIs, which excludes Fee-Based sales (and not as a percentage of system-wide sales of VOIs).
(3)	Percentages for costs of VOIs sold and gross profit are calculated as a percentage of sales of VOIs (and not as a percentage of system-wide sales of VOIs).
(4)	Percentages for Fee-Based sales commission revenue are calculated as a percentage of Fee-Based sales (and not as a percentage of system-wide sales of VOIs).
(5)	Represents the applicable line item, calculated as a percentage of system-wide sales of VOIs, unless otherwise indicated in the above footnotes.
(6)

Equity trade allowances are amounts granted to customers upon trading in their existing VOIs in connection with the purchase of additional VOIs. Equity trade allowances were generally eliminated in June 2020 with certain exceptions.

BLUEGREEN VACATIONS CORPORATION

SALES OF VOIs AND FINANCING SEGMENT

SALES AND MARKETING DATA

	For the Three Months Ended December 31,				For the Year Ended December 31,
	2020	2019	% Change		2020	2019	% Change
(dollars in thousands)
Number of sales offices at period-end	24	26	(8)%		24	26	(8)%
Number of active sales arrangements with third-party clients at period-end	15	15	—%		15	15	—%
Total number of VOI sales transactions	6,531	10,173	(36)%		22,188	40,703	(45)%
Average sales price per transaction	$17,213	$15,359	12%		$16,586	$15,307	8%
Number of total guest tours	37,779	56,662	(33)%		120,801	235,842	(49)%
Sale-to-tour conversion ratio– total marketing guests	17.3%	18.0%	(70)	bp	18.4%	17.3%	110	bp
Number of new guest tours	18,707	32,679	(43)%		59,469	142,130	(58)%
Sale-to-tour conversion ratio– new marketing guests	13.6%	14.6%	(100)	bp	14.6%	14.1%	50	bp
Percentage of sales to existing owners	63.0%	56.1%	690	bp	63.6%	54.5%	910	bp
Average sales volume per guest	$2,976	$2,758	8%		$3,046	$2,642	15%

(1)

As previously described, during the last week of March 2020 we temporarily closed all of our VOI sales centers in response to the COVID-19 pandemic. As of September 30, 2020,  25 of our 26 sales centers were open.

BLUEGREEN VACATIONS CORPORATION

RESORT OPERATIONS AND CLUB MANAGEMENT SEGMENT- ADJUSTED EBITDA

	For the Three Months Ended December 31,				For the Year Ended December 31,
(dollars in thousands)	2020		2019		2020		2019
Resort operations and club management revenue	$43,701		$42,031		$168,560		$174,887
Resort operations and club management expense	(27,927)		(33,267)		(105,320)		(122,428)
Operating profit - resort operations and club management	15,774	36%	8,764	21%	63,240	38%	52,459	30%
Add: Depreciation and amortization	207		244		796		1,294
Add: Severance	23		—		1,369		238
Add: Loss on assets held for sale	1		5,887		30		5,887
Adjusted EBITDA - resort operations and club management	$16,005		$14,895		$65,435		$59,878

BLUEGREEN VACATIONS CORPORATION

CORPORATE AND OTHER - ADJUSTED EBITDA

	For the Three Months Ended December 31,		For the Year Ended December 31,
(in thousands)	2020	2019	2020	2019
General and administrative expenses - corporate and other	$(19,563)	$(22,525)	$(68,165)	$(81,128)
Adjusted EBITDA attributable to the non-controlling interest in Bluegreen/Big Cedar Vacations	(3,435)	(2,330)	(7,596)	(11,670)
Other (expense) income, net	(762)	(588)	(370)	1,909
Franchise taxes	51	22	169	193
Loss (gain) on assets held for sale	297	(143)	275	(2,289)
Add: Depreciation and amortization	2,271	1,876	8,915	6,702
Add: Severance and other	2,425	3,521	3,845	4,613
Adjusted EBITDA - Corporate and other	$(18,716)	$(20,167)	$(62,927)	$(81,670)

BLUEGREEN VACATIONS CORPORATION

FREE CASH FLOW RECONCILIATION

	For the Years Ended December 31,
(in thousands)	2020	2019
Net cash provided by operating activities	$78,552	$70,558
Purchases of property and equipment	(7,704)	(24,475)
Free Cash Flow	$70,848	$46,083

BLUEGREEN VACATIONS CORPORATION

OTHER FINANCIAL DATA

	For the Three Months Ended December 31,		For the Year Ended December 31,
(in thousands)	2020	2019	2020	2019
Financing Interest Income	$19,280	$20,025	$77,538	$80,010
Financing Interest Expense	(4,205)	(5,112)	(16,950)	(20,503)
Non-Financing Interest Income	96	1,913	3,484	7,892
Non-Financing Interest Expense	(3,098)	(4,471)	(15,030)	(19,035)

BLUEGREEN VACATIONS CORPORATION

SYSTEM-WIDE SALES OF VOIs RECONCILIATION

	For the Three Months Ended December 31,		For the Year Ended December 31,
(in thousands)	2020	2019	2020	2019
Gross sales of VOIs	$73,409	$85,242	$230,938	$311,076
Add: Fee-based sales	38,793	70,239	136,060	308,032
System-wide sales of VOIs	$112,202	$155,481	$366,998	$619,108

BLUEGREEN VACATIONS CORPORATION
DEFINITIONS

Principal Components Affecting our Results of Operations

Principal Components of Revenues

Fee-Based Sales.  Represent sales of third-party VOIs where we are paid a commission.

JIT Sales.  Represent sales of VOIs acquired from third parties in close proximity to when we intend to sell such VOIs.

Secondary Market Sales.  Represent sales of VOIs acquired from HOAs or other owners, typically in connection with maintenance fee defaults. This inventory is generally purchased at a greater discount to retail price compared to developed VOI sales and VOIs purchased by us for sale as part of our JIT sales activities.

Developed VOI Sales.  Represent sales of VOIs in resorts that we have developed or acquired (not including inventory acquired through JIT and secondary market arrangements).

Financing Revenue.  Represents revenue from the financing of VOI sales, which includes interest income and loan servicing fees. We also earn fees from providing mortgage servicing to certain third-party developers relating to VOIs sold by them.

Resort Operations and Club Management Revenue.  Represents recurring fees from managing the Vacation Club and transaction fees for Traveler Plus and other member services. We also earn recurring management fees under our management agreements with HOAs for day-to-day management services, including oversight of housekeeping services, maintenance, and certain accounting and administrative functions.

Other Fee-Based Services.  Represents revenue earned from various other services that produce recurring, predictable and long-term revenue, such as title services.

Principal Components of Expenses

Cost of VOIs Sold. Represents the cost at which our owned VOIs sold during the period were relieved from inventory. In addition to inventory from our VOI business, our owned VOIs also include those that were acquired by us under JIT and secondary market arrangements. Compared to the cost of our developed VOI inventory, VOIs acquired in connection with JIT arrangements typically have a relatively higher associated cost of sales as a percentage of sales while those acquired in connection with secondary market arrangements typically have a lower cost of sales as a percentage of sales as secondary market inventory is generally obtained from HOAs at a significant discount to retail price. Cost of VOIs sold as a percentage of sales of VOIs varies between periods based on the relative costs of the specific VOIs sold in each period and the size of the point packages of the VOIs sold (primarily due to offered volume discounts, and taking into account consideration of cumulative sales to existing owners). Additionally, the effect of changes in estimates under the relative sales value method, including estimates of projected sales, future defaults, upgrades and incremental revenue from the resale of repossessed VOI inventory, are reflected on a retrospective basis in the period the change occurs. Cost of sales is typically favorably impacted in periods where a significant amount of secondary market VOI inventory is acquired and actual defaults and equity trades are higher and the resulting change in estimate is recognized. While we believe that there is additional inventory that can be obtained through the secondary market at favorable prices to us in the future, there is no assurance that such inventory will be available.

Net Carrying Cost of VOI Inventory.  Represents the maintenance fees and developer subsidies for unsold VOI inventory paid or accrued to the HOAs that maintain the resorts. We attempt to offset this expense, to the extent possible, by generating revenue from renting our VOIs and through utilizing them in our sampler programs. We net such revenue from this expense item.

Selling and Marketing Expense.  Represents costs incurred to sell and market VOIs, including costs relating to marketing and incentive programs, tours, and related wages and sales commissions. Revenue from vacation package sales are netted against selling and marketing expenses.

Financing Expense.  Represents financing interest expense related to our receivable-backed debt, amortization of the related debt issuance costs and other expenses incurred in providing financing and servicing loans, including administrative costs associated with mortgage servicing activities for our loans and the loans of certain third-party developers.  Mortgage servicing activities include, among other things, payment processing, reporting and collection services.

Resort Operations and Club Management Expense.  Represents costs incurred to manage resorts and the Vacation Club, including payroll and related costs and other administrative costs to the extent not reimbursed by the Vacation Club or HOAs.

General and Administrative Expense.  Primarily represents compensation expense for personnel supporting our business and operations, professional fees (including consulting, audit and legal fees), and administrative and related expenses.

Key Business and Financial Metrics and Terms Used by Management

Sales of VOIs.  Represent sales of our owned VOIs, including developed VOIs and those acquired through JIT and secondary market arrangements, reduced by equity trade allowances and an estimate of uncollectible VOI notes receivable. In addition to the factors impacting system-wide sales of VOIs (as described below), sales of VOIs are impacted by the proportion of system-wide sales of VOIs sold on behalf of third-parties on a commission basis, which are not included in sales of VOIs.

System-wide Sales of VOIs.  Represents all sales of VOIs, whether owned by us or a third party immediately prior to the sale. Sales of VOIs owned by third parties are transacted as sales of VOIs in our Vacation Club through the same selling and marketing process we use to sell our VOI inventory. We consider system-wide sales of VOIs to be an important operating measure because it reflects all sales of VOIs by our sales and marketing operations without regard to whether we or a third party owned such VOI inventory at the time of sale. System-wide sales of VOIs is not a recognized term under GAAP and should not be considered as an alternative to sales of VOIs or any other measure of financial performance derived in accordance with GAAP or to any other method of analyzing our results as reported under GAAP.

Guest Tours.  Represents the number of sales presentations given at our sales centers during the period.

Sale to Tour Conversion Ratio.  Represents the rate at which guest tours are converted to sales of VOIs and is calculated by dividing guest tours by number of VOI sales transactions.

Average Sales Volume Per Guest (“VPG”).  Represents the sales attributable to tours at our sales locations and is calculated by dividing VOI sales by guest tours. We consider VPG to be an important operating measure because it measures the effectiveness of our sales process, combining the average transaction price with the sale-to-tour conversion ratio.

EBITDA, Adjusted EBITDA, and Adjusted EBITDA Attributable to Shareholders.  We define EBITDA as earnings, or net income, before taking into account interest income (excluding interest earned on VOI notes receivable), interest expense (excluding interest expense incurred on debt secured by our VOI notes receivable), income and franchise taxes and depreciation and amortization.  We define Adjusted EBITDA as our EBITDA, adjusted to exclude amounts of loss (gain) on assets held for sale, and other items that we believe are not representative of ongoing operating results.  Accordingly, we exclude certain items such as severance charges net of employee retention tax credits, incremental costs associated with the COVID-19 pandemic, and amounts accrued or incurred in connection with the Bass Pro settlement in June 2019. We define Adjusted EBITDA Attributable to Shareholders as our Adjusted EBITDA excluding amounts attributable to the non-controlling interest in Bluegreen/Big Cedar Vacations (in which we own a 51% interest). For purposes of the EBITDA, Adjusted EBITDA and Adjusted EBITDA Attributable to Shareholders calculations for each period presented, no adjustments were made for interest income earned on our VOI notes receivable or the interest expense incurred on debt that is secured by such notes receivable because they are both considered to be part of the ordinary operations of our business.

We consider our EBITDA, Adjusted EBITDA, Adjusted EBITDA Attributable to Shareholders and Segment Adjusted EBITDA to be indicators of our operating performance, and they are used by us to measure our ability to service debt, fund capital expenditures and expand our business. EBITDA and Adjusted EBITDA are also used by companies, lenders, investors and others because they exclude certain items that can vary widely across different industries or among companies within the same industry. For example, interest expense can be dependent on a company’s capital structure, debt levels and credit ratings. Accordingly, the impact of interest expense on earnings can vary significantly among companies. The tax positions of companies can also vary because of their differing abilities to take advantage of tax benefits and because of the tax policies of the jurisdictions in which they operate. As a result, effective tax rates and provision for income taxes can vary considerably among companies. EBITDA, Adjusted EBITDA and Adjusted EBITDA Attributable to Shareholders also exclude depreciation and amortization because companies utilize productive assets of different ages and use different methods of both acquiring and depreciating productive assets. These differences can result in considerable variability in the relative costs of productive assets and the depreciation and amortization expense among companies.

EBITDA, Adjusted EBITDA and Adjusted EBITDA Attributable to Shareholders are not recognized terms under GAAP and should not be considered as an alternative to net income (loss) or any other measure of financial performance or liquidity, including cash flow, derived in accordance with GAAP, or to any other method or analyzing our results as reported under GAAP. The limitations of using EBITDA, Adjusted EBITDA or Adjusted EBITDA Attributable to Shareholders as an analytical tool include, without limitation, that EBITDA, Adjusted EBITDA and Adjusted EBITDA Attributable to Shareholders do not reflect (i) changes in, or cash requirements for, our working capital needs; (ii) our interest expense, or the cash requirements necessary to service interest or principal payments on our indebtedness (other than as noted above); (iii) our tax expense or the cash requirements to pay our taxes; (iv) historical cash expenditures or future requirements for capital expenditures or contractual commitments; or (v) the effect on earnings or changes resulting from matters that we consider not to be indicative of our future operations or performance. Further, although depreciation and amortization are non-cash charges, the assets being depreciated and amortized will often have to be replaced in the future, and EBITDA and Adjusted EBITDA, Adjusted EBITDA and Adjusted EBITDA Attributable to Shareholders do not reflect any cash requirements for such replacements. In addition, our definition of Adjusted EBITDA or Adjusted EBITDA Attributable to Shareholders may not be comparable to definitions of Adjusted EBITDA, Adjusted EBITDA Attributable to Shareholders or other similarly titled measures used by other companies.